FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
August 23, 2010		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES
UNAUDITED SECOND QUARTER 2010 RESULTS

ANN ARBOR, MI – United Bancorp, Inc. (UBMI) reported a consolidated net loss of $3.50  million, or $0.74 per share of common stock, for the second quarter of 2010, compared to a consolidated net loss of $762,000, or $0.20 per share, for the second quarter of 2009. Net loss for the first six months of 2010 was $4.31 million, or $0.95 per share, improving from a net loss of $5.46 million, or $1.16 per share, for the same period of 2009, which included a goodwill impairment charge of $2.44 million net of tax ($0.48 per share) in the first quarter of 2009. The loss for the most recent quarter resulted from a substantial provision to the Company's allowance for loan losses, costs related to other real estate owned properties and problem loans, and data processing conversion costs.

The Company’s provision for loan losses was $8.65 million in the second quarter of 2010 compared with $5.40 million for the second quarter of 2009. The increase in the provision for loan losses over the amount from the prior year period was primarily due to an increase in certain loss factors in the Company’s general valuation allowance analysis.  Nonperforming loans remained stable at $31.9 million at June 30, 2010 and have increased only $0.2 million during the first half of 2010. United’s coverage of nonperforming loans at June 30, 2010 improved to 73.3%, up from 67.5% at March 31, 2010. The Company’s allowance as a percentage of loans at June 30, 2010 was 3.75%, compared to 3.37% at March 31, 2010.

United’s total revenue for the second quarter of 2010 improved 4.2% over the first quarter of 2010, in spite of a decrease in average earning assets and the delay in recognition of income on the sale of SBA loans, as further explained below. Robert K. Chapman, President and Chief Executive Officer, commented that the Company’s business includes a diversity of sources of noninterest income that provided 32.6% of second quarter net revenue for 2010. He noted that total noninterest expenses continue to be lower than the comparable periods of 2009. While the Company’s professional fees and expenses related to nonperforming loans and other real estate owned have increased, stringent expense controls have resulted in reductions in other categories of expense that have more than offset those increases.

Results of Operations

The net loss of $4.31 million for the first six months of 2010 was down from the loss of $5.46 million for the same period of 2009. For the first half of 2010, total revenues were down 8.1% from the same period of 2009, while expenses for the first half of 2010 were down 23.0% compared to the same period of 2009, or 7.5% excluding the 2009 goodwill impairment. The Company’s pre-tax, pre-provision return on average assets for the first six months of 2010 was 1.42%. While noninterest income for the most recent quarter increased by 15.0% over the first quarter of 2010, it was down 21.2% in the first six months of 2010 compared to the same period of 2009. The Company’s volume of rate-driven refinancing of residential mortgages has slowed in the past nine months, resulting in a reduction of the volume of mortgage loans sold in the secondary market and a corresponding decline in gains on the sale of those loans. However, the reduction in refinancing has been partially offset by a 29.8% increase in loans originated to finance home purchases for the first six months of 2010 compared to the first half of 2009.

Noninterest income in 2010 has also been impacted by the Company’s implementation of Accounting Standards Update ASU 2009-16, Accounting for Transfers of Financial Assets, which results in a 90-day delay in recognition of income on the sale of SBA 7a loans. Revenue of $674,000 was deferred in the second quarter of 2010 and is expected to be recognized in the third quarter of 2010.

Most categories of noninterest expense declined during the second quarter and first half of 2010 compared to the same periods of 2009. The most significant decline was in compensation costs, which were 14.7% lower during the first half of 2010 compared to the first six months of 2009. Salaries and benefits are the Company’s largest single area of expense. Compensation expenses during the first half of 2009 included commissions and other compensation costs of generating income from loan sales and servicing during a time when rate-driven refinancing of residential mortgages remained high.

The Company’s provision for loan losses of $8.65 million in the second quarter of 2010 was up from the provision of $5.40 million taken in the second quarter of 2009. For the first six months of 2010, United’s provision for loan losses of $13.45 million was 9.6% higher than for the same period of 2009.

Balance Sheet

Total consolidated assets of the Company were $849.1 million at June 30, 2010, and have decreased by 3.9% over the past twelve months. Gross portfolio loans have declined by $27.2 million, or 4.2%, in the first six months of 2010, as a result of slowing loan demand, charge-offs and the Company’s effective use of loan sales and servicing to mitigate credit and interest rate risk. The Company generally sells its fixed rate long-term residential mortgages in the secondary market, and retains adjustable rate mortgages in its loan portfolio. While the Company’s portfolio loans have decreased by $54.8 million, or 8.1%, during the past twelve months, the balance of loans serviced for others has increased by $136.1 million, or 31.1%, during the same time period.

The Company continued to hold elevated levels of investments, federal funds sold and cash equivalents, in order to protect the balance sheet during this period of economic uncertainty. While these levels have declined from March 31, 2010, the Company expects to maintain higher than normal levels of liquidity until portfolio loan volume improves and more attractive investment opportunities emerge. The reduction in liquid assets during the most recent quarter resulted in part from a reduction in total deposits and FHLB advances.

Total deposits of $730.2 million at June 30, 2010 have declined $21.1 million over the last twelve months and $52.6 million since December 31, 2009. Of that, substantially all of the decline was in the second quarter of 2010. This decrease resulted in part from seasonal declines in public funds balances, along with a reduction in wholesale and out of market deposits. Approximately 96% of the Company’s deposits are derived from core client sources, relating to long term relationships with local personal, business and public clients. As a result of its strong core funding, the Company’s cost of deposits was 1.24% in the first six months of 2010, down from 1.77% for same period of 2009.

Asset Quality

The credit quality of the Company’s loan portfolio continued to be affected by credit issues with loans for real estate construction and development, which have been particularly impacted by declines in housing activity and the resultant impact on real estate values. This category of loans has had a disproportionate impact on the credit quality of the Company’s loan portfolio. While these balances totaled $49.8 million at June 30, 2010 and made up 8.0% of total portfolio loans, they represented 35.7% of the Company’s nonperforming loans. At the same time, the Company continued to work down its exposure to this category of loans, and balances of construction and land development loans were reduced by $18.3 million, or 26.9%, over the last twelve months, and by $37.0 million, or 42.6%, over the last 36 months.

The Company’s ratio of allowance for loan losses to total loans at June 30, 2010 was 3.75%, and covered 73.3% of nonperforming loans, compared to 3.37% and 67.5%, respectively, at March 31, 2010. The Company’s allowance for loan losses increased by $3.3 million during the first half of 2010, primarily as a result of an increase in certain loss factors assumed in the Company’s general valuation allowance. Net charge-offs during the second quarter of 2010 were $6.6 million, up from $5.0 million for the second quarter of 2009. For the first six months of 2010, net charge-offs of $10.1 million were up from $9.5 million for the same period of 2009. The Company’s provision for loan losses for the second quarter of 2010 increased significantly from the prior two quarters, primarily due to an increase in certain loss factors assumed in the Company’s general valuation allowance. In addition, during the second quarter of 2010, the Company began recognition of losses on specific residential mortgage loans in the process of foreclosure at an earlier point in the process, and also completed an extensive appraisal valuation process of the collateral on impaired loans.

Within the Company’s loan portfolio, $31.9 million of loans were considered nonperforming at June 30, 2010, compared with $31.7 million as of December 31, 2009 and $25.9 million as of June 30, 2009. Total nonperforming loans as a percent of total portfolio loans moved from 4.87% at the end of 2009 to 5.12% at June 30, 2010, as a result of lower total loans.

Capital Position

At June 30, 2010, the Company’s Tier 1 capital ratio was 8.14%, and its ratio of total capital to risk-weighted assets was 12.86%. On April 1, 2010, the Company consolidated and merged its two subsidiary banks into one consolidated bank operating under the charter and name of United Bank & Trust. The bank continues to operate the same banking offices in the same markets that the individual banks operated prior to the consolidation. The Company expects the bank consolidation to allow the Company to more effectively deploy its capital and better manage credit and operational risks while gaining operating efficiencies and providing service improvements to its customers. Management and the Board of Directors are in the process of identifying and evaluating alternatives to increase the Company’s capital ratios.

About United Bancorp, Inc.

United Bancorp, Inc. is a bank holding company that is the parent company for United Bank & Trust. The bank operates sixteen banking offices in Lenawee, Washtenaw and Monroe counties, and maintains an active wealth management group that serves the Company’s market area. For more information, visit the company’s website at www.ubat.com.

Forward-Looking Statements

This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as “continue,” “expected,” “expects” and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future recognition of income, capital raising activities, future liquidity levels, future profitability levels, our ability to successfully consolidate our subsidiary banks and achieve resulting efficiencies and benefits of the bank consolidation to our clients, bank co-workers and the local communities in which we operate.

Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. Our ability to fully comply with all of the provisions of our memorandum of understanding, improve regulatory capital ratios, raise additional capital, successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A – Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2009 and in “Part II, Item 1A – Risk Factors” of our Quarterly Report on Form 10-Q for the third quarter ended June 30, 2010; the timing and level of asset growth; changes in market interest rates, changes in FDIC assessment rates, changes in banking laws and regulations; changes in property values, asset quality and the financial capability of borrowers; actions of bank regulatory authorities; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; the impact of possible future litigation; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; changes in value and credit quality of investment securities; the local and global effects of current and future military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiaries
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	June 30,	Mar. 31,	Percent	Dec. 31,	Percent	June 30,	Percent
Period-end Balance Sheet	2010	2010	Change	2009	Change	2009	Change
Assets
Cash and due from banks	$15,159	$11,796	28.5%	$10,047	50.9%	$15,263	-0.7%
Interest bearing balances with banks	54,693	114,986	-52.4%	115,247	-52.5%	25,046	118.4%
Federal funds sold	-	-	0.0%	295	-100.0%	30,362	-100.0%
Total cash & cash equivalents	69,852	126,782	-44.9%	125,589	-44.4%	70,671	-1.2%

Securities available for sale	109,466	96,444	13.5%	92,146	18.8%	94,475	15.9%
FHLB Stock	2,992	2,992	0.0%	2,992	0.0%	2,992	0.0%
Loans held for sale	18,583	10,231	81.6%	7,979	132.9%	13,800	34.7%

Portfolio loans
Personal	111,131	111,238	-0.1%	110,702	0.4%	110,796	0.3%
Business	420,502	431,055	-2.4%	447,336	-6.0%	470,829	-10.7%
Residential mortgage	91,179	91,721	-0.6%	92,015	-0.9%	95,946	-5.0%
Total portfolio loans	622,812	634,014	-1.8%	650,053	-4.2%	677,571	-8.1%
Allowance for loan losses	23,362	21,351	9.4%	20,020	0.7%	21,050	11.0%
Net loans	599,450	612,663	-2.2%	630,033	-4.3%	656,521	-8.7%

Premises and equipment, net	11,710	12,024	-2.6%	12,332	-5.0%	12,649	-7.4%
Bank owned life insurance	13,166	13,052	0.9%	12,939	1.8%	12,692	3.7%
Other assets	23,892	26,602	-10.2%	25,318	-9.9%	19,330	23.6%
Total Assets	$849,111	$900,790	-5.7%	$909,328	-6.4%	$883,130	-3.9%

Liabilities
Deposits
Non-interest bearing	$106,271	$101,841	4.3%	$99,893	6.4%	$107,613	-1.2%
Interest bearing	623,933	680,095	-8.3%	682,908	-8.6%	643,671	-3.1%
Total deposits	730,204	781,936	-6.6%	782,801	-6.7%	751,284	-2.8%
Short term borrowings	7,683	-	100.0%	-	0.0%	-	100.0%
FHLB advances outstanding	31,352	35,598	-11.9%	42,098	-25.5%	44,126	-28.9%
Other liabilities	3,475	3,427	1.4%	3,562	-2.4%	3,433	1.2%
Total Liabilities	772,714	820,961	-5.9%	828,461	-6.7%	798,843	-3.3%

Shareholders' Equity	76,397	79,829	-4.3%	80,867	-2.9%	84,287	-9.4%
Total Liabilities and Equity	$849,111	$900,790	-5.7%	$909,328	-6.4%	$883,130	-3.9%

		Second Quarter			Year to Date
Average Balance Data		2010	2009	% Change	2010	2009	% Change
Total loans		$642,702	$699,115	-8.1%	$648,785	$701,749	-7.5%
Earning assets		832,478	845,415	-1.5%	852,230	846,485	0.7%
Total assets		878,427	887,913	-1.1%	893,669	874,468	2.2%
Deposits		763,731	746,346	2.3%	774,386	739,463	4.7%
Shareholders' Equity		79,945	85,493	-6.5%	80,463	85,498	-5.9%

Asset Quality
Net charge offs		$6,639	$5,048	31.5%	$10,108	$9,532	6.0%
Non-accrual loans		30,319	23,889	26.9%
Non-performing loans		31,876	25,909	23.0%
Non-performing assets		34,956	29,575	18.2%
Nonperforming loans/total loans		5.12%	3.82%	33.8%
Nonperforming assets/total assets		3.75%	3.35%	22.6%
Allowance for loan loss/total loans		3.75%	3.11%	20.7%
Allowance/nonperforming loans		73.3%	81.2%	-9.8%

United Bancorp, Inc. and Subsidiaries
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended June 30,			Six months ended June 30,
Consolidated Income Statement	2010	2009	% Change	2010	2009	% Change
Interest Income
Interest and fees on loans	$9,104	$10,191	-10.7%	$18,510	$20,332	-9.0%
Interest on investment securities	800	782	2.3%	1,569	1,653	-5.1%
Interest on fed funds sold & bank balances	58	34	70.6%	131	51	156.9%
Total interest income	9,962	11,007	-9.5%	20,210	22,036	-8.3%

Interest Expense
Interest on deposits	1,953	2,633	-25.8%	4,147	5,571	-25.6%
Interest on short term borrowings	55	-	100.0%	55	-	0.0%
Interest on FHLB advances	277	461	-39.9%	624	990	-37.0%
Total interest expense	2,285	3,094	-26.1%	4,826	6,561	-26.4%
Net Interest Income	7,677	7,913	-3.0%	15,384	15,475	-0.6%
Provision for loan losses	8,650	5,400	60.2%	13,450	12,270	9.6%
Net Interest Income (Loss) After Provision	(973)	2,513	-138.7%	1,934	3,205	-39.7%

Noninterest Income
Service charges on deposit accounts	548	699	-21.6%	1,087	1,382	-21.3%
Trust & Investment fee income	1,107	948	16.8%	2,150	1,944	10.6%
Gains (losses) on securities transactions	31	-	0.0%	31	(13)	-338.5%
Income from loan sales and servicing	1,159	2,131	-45.6%	2,051	3,756	-45.4%
ATM, debit and credit card fee income	499	590	-15.4%	944	1,098	-14.0%
Income from bank-owned life insurance	113	123	-8.1%	226	245	-7.8%
Other income	252	222	13.5%	444	384	15.6%
Total noninterest income	3,709	4,713	-21.3%	6,933	8,796	-21.2%

Noninterest Expense
Salaries and employee benefits	4,053	4,761	-14.9%	7,991	9,367	-14.7%
Occupancy and equipment expense	1,297	1,307	-0.8%	2,633	2,656	-0.9%
External data processing	301	430	-30.0%	595	838	-29.0%
Advertising and marketing expenses	153	160	-4.4%	320	398	-19.6%
Attorney & other professional fees	595	220	170.5%	946	483	95.9%
Director fees	89	112	-20.5%	177	224	-21.0%
Expenses relating to ORE property	539	221	143.9%	854	631	35.3%
FDIC Insurance premiums	512	706	-27.5%	949	1,002	-5.3%
Goodwill impairment	-	-	0.0%	-	3,469	-100.0%
Other expense	759	782	-2.9%	1,492	1,652	-9.7%
Total noninterest expense	8,298	8,699	-4.6%	15,957	20,720	-23.0%
Loss Before Federal Income Tax	(5,562)	(1,473)	277.6%	(7,090)	(8,719)	-18.7%
Federal income tax	(2,063)	(711)	190.2%	(2,782)	(3,258)	-14.6%
Net Loss	$(3,499)	$(762)	359.2%	$(4,308)	$(5,461)	-21.1%

Performance Ratios
Return on average assets	-1.60%	-0.34%		-0.97%	-1.25%
Return on average equity	-17.56%	-3.54%		-10.80%	-12.88%
Pre-tax, pre-provision ROA (1)	1.41%	1.77%	-20.5%	1.42%	1.61%	-11.3%
Net interest margin (FTE)	3.76%	3.88%	-3.3%	3.71%	3.86%	-3.9%
Efficiency ratio	72.1%	67.6%	6.7%	70.6%	83.7%	-15.7%

Common Stock Performance
Basic & diluted loss per share	$(0.74)	$(0.20)	270.0%	$(0.95)	$(1.16)	-18.1%
Dividends per share	0.00	0.00	0.0%	0.00	0.02	-100.0%
Dividend payout ratio	0.0%	0.0%	0.0%	NA	NA	0.0%
Book value per share				$11.05	$12.68	-12.9%
Tangible book value per share				11.05	12.68	-12.9%
Market value per share (2)				6.25	6.10	2.5%

(1)	Excludes first quarter 2009 goodwill impairment charge
(2)	Market value per share is based on the last reported transaction on OTCBB before period end.

United Bancorp, Inc. and Subsidiaries
Trends of Selected Consolidated Financial Data (Unaudited)

Dollars in thousands except per share data	2010		2009
Balance Sheet Data	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Period-end:
Portfolio loans	$622,812	$634,014	$650,053	$675,306	$677,571
Total loans	641,395	644,245	658,032	683,204	691,371
Allowance for loan losses	23,362	21,351	20,020	26,003	21,050
Earning assets	808,546	858,667	868,712	877,241	844,246
Total assets	851,223	900,790	909,328	909,848	883,130
Deposits	730,204	781,936	782,801	783,699	751,284
Shareholders' Equity	76,397	79,829	80,867	81,965	84,287
Average:
Total loans	$642,702	$654,936	$679,090	$689,959	$699,115
Earning assets	832,478	865,738	870,253	866,377	845,415
Total assets	878,427	909,196	904,218	898,426	887,913
Deposits	763,731	787,294	777,938	760,086	746,346
Shareholders' Equity	79,945	81,072	81,913	85,066	85,493

Income Statement Summary
Net interest income	$7,677	$7,708	$8,180	$7,860	$7,913
Non-interest income	3,709	3,224	4,022	4,081	4,713
Non-interest expense	8,298	7,659	7,953	8,443	8,699
Pre-tax, pre-provision income	3,088	3,273	4,249	3,498	3,927
Provision for loan losses	8,650	4,800	5,300	8,200	5,400
Federal income tax	(2,063)	(719)	(569)	(1,812)	(711)
Net loss	$(3,499)	$(809)	$(482)	$(2,890)	$(762)
Basic & diluted loss per common share	$(0.74)	$(0.21)	$(0.15)	$(0.62)	$(0.20)

Performance Ratios and Liquidity
Return on average assets	-1.60%	-0.36%	-0.21%	-1.28%	-0.34%
Return on average common equity	-17.56%	-4.05%	-2.34%	-13.48%	-3.54%
Pre-tax, pre-provision ROA	1.41%	1.44%	1.88%	1.56%	1.77%
Net interest margin (FTE)	3.76%	3.69%	3.84%	3.77%	3.88%
Efficiency ratio	72.1%	69.0%	64.9%	69.3%	67.6%
Ratio of loans to deposits	85.3%	81.1%	83.0%	86.2%	90.2%

Asset Quality
Net charge offs	$6,639	$3,469	$11,282	$3,247	$5,048
Non-accrual loans	30,319	29,712	26,188	30,017	23,889
Non-performing loans	31,876	31,642	31,662	33,728	25,909
Non-performing assets	34,956	34,995	34,465	36,714	29,575
Nonperforming loans/portfolio loans	5.12%	4.99%	4.87%	4.99%	3.82%
Nonperforming assets/total assets	4.11%	3.88%	3.79%	4.04%	3.35%
Allowance for loan loss/portfolio loans	3.75%	3.37%	3.08%	3.85%	3.11%
Allowance/nonperforming loans	73.3%	67.5%	63.2%	77.1%	81.2%

Market Data for Common Stock
Book value per share	$11.05	$11.76	$11.98	$12.22	$12.68
Market value per share (1)
High	7.00	8.50	6.50	6.90	7.00
Low	4.50	4.35	5.00	4.74	5.60
Period-end	6.25	7.00	5.25	6.00	6.10
Period-end shares outstanding	5,083	5,072	5,066	5,059	5,059
Average shares outstanding	5,078	5,068	5,066	5,059	5,059

Capital and Stock Performance
Tier 1 leverage ratio	8.1%	8.4%	8.6%	8.9%	9.4%
Tangible common equity to total assets	6.6%	6.6%	6.7%	6.8%	7.3%
Total capital to risk-weighted assets	12.9%	13.4%	13.2%	13.1%	13.4%
Dividends per common share	$-	$-	$-	$-	$-
Dividend payout ratio	0.0%	0.0%	0.0%	0.0%	0.0%
Price/earnings ratio (TTM)	NA	NA	NA	NA	NA
Period-end common stock market price/book value	56.5%	59.5%	43.8%	49.1%	48.1%

(1)	Market value per share is based on the last reported transaction on OTCBB before period end.